Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Names Jay Johnson Chief Financial Officer

May 30, 2019 – Baton Rouge, LA – Lamar Advertising Company (Nasdaq: LAMR), a leading owner of outdoor advertising and logo sign displays, today announced that Jay Johnson has been appointed Chief Financial Officer effective October 1, 2019.

Mr. Johnson, 42, has served as Executive Vice President and Chief Financial Officer of DiamondRock Hospitality Company (NYSE: DRH) since April 2018, where he has led all financial activities for the lodging real estate investment trust, including treasury, investor relations, tax, risk management, financial reporting and analysis and capital raising. Prior to joining DiamondRock, Mr. Johnson served as Senior Vice President and Treasurer at Host Hotels & Resorts (NYSE: HST), an S&P 500 company, where he completed more than $14 billion in debt and equity capital transactions in 12 countries.

“Jay’s experience as a public company CFO, familiarity with the capital markets and real estate investors, and energy and strategic perspective make him a great fit for us,” said Sean Reilly, Lamar’s Chief Executive Officer. “We are excited that he will be joining our team.”

Mr. Johnson, a native of Bastrop, La., will succeed Keith Istre, who announced in January his intent to retire from Lamar on December 31, 2019. Mr. Istre will become Chief Financial Officer Emeritus on October 1, 2019 and help Mr. Johnson transition into his new role.

Mr. Johnson commented, “I am thrilled to join this great company and help Sean and the entire organization continue the success of Lamar. Keith is a talented executive who has built an exceptional finance platform, and I look forward to working with him through this transition. Furthermore, I could not be more pleased to return home to Louisiana.”

Prior to Host Hotels & Resorts, Mr. Johnson served in a variety of banking roles at KeyBank Real Estate Capital and Bank of America. Prior to those roles, he was in the management consulting practice of Deloitte & Touche LLP, the investment banking group at Prudential Securities and the industrial markets trading division of Enron Corporation.

Mr. Johnson received an MBA from Harvard Business School and a BA in economics from Morehouse College.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, and other statements that are not necessarily based on historical facts. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

5321 Corporate Boulevard

Baton Rouge, LA 70808

ABOUT LAMAR ADVERTISING COMPANY

Founded in 1902, Lamar Advertising Company (Nasdaq: LAMR) is one of the largest outdoor advertising companies in North America, with more than 360,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out of home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 3,200 displays. Please feel free to explore our website www.lamar.com or contact us at hello@lamar.com for additional information.

Press Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com